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                            INVESTMENT ADVISORY AGREEMENT


                               ______________ ___, 1999

CDC Investment Management Corporation
9 West 57th Street, 35th Floor
New York, New York 10019

Dear Sirs:

          CDC MPT+ Funds (the "Trust"), a business trust organized and existing under the laws of the State of Delaware, is an open-end, management investment company that currently offers three portfolios, one of which is the Aggressive Equity Fund (the "Fund"). The Trust on behalf of the Fund herewith confirms its agreement with CDC Investment Management Corporation (the "Adviser") as follows:

     1.   INVESTMENT DESCRIPTION; APPOINTMENT

          The Trust desires to employ the capital of the Fund by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Trust Instrument, as may be amended from time to time, and in its Prospectus and Statement of Additional Information relating to the Fund as from time to time in effect (the "Prospectus" and "SAI," respectively), and in such manner and to such extent as may from time to time be approved by the Board of Trustees of the Trust. Copies of the Trust's Prospectus and SAI have been or will be submitted to the Adviser. The Trust desires to employ and hereby appoints the Adviser to act as investment adviser to the Fund. The Adviser accepts the appointment and agrees to furnish the services for the compensation set forth below.

     2.   SERVICES AS INVESTMENT ADVISER

          Subject to the supervision and direction of the Board of Trustees of the Trust, the Adviser will (a) act in strict conformity with the Trust Instrument, the Investment Company Act of 1940 (the "1940 Act") and the Investment Advisers Act of 1940, as the same may from time to time be amended,
(b) manage the Fund in accordance with the Fund's investment objective and policies as stated in the Trust's Prospectus and SAI relating to the Fund, (c) make investment decisions for the Fund, (d) place purchase and sale orders for securities on behalf of the Fund, (e) exercise voting rights in respect of Fund securities and other investments for the Fund, (f) pledge or assign assets of the Fund and aggregate orders on behalf of the Fund with orders entered by the Adviser on behalf of other clients of the Adviser to the extent consistent with applicable law and (g) monitor and evaluate the services provided by the Fund's investment sub-adviser(s), if any, under the terms of the applicable investment sub-advisory agreement(s). In providing those services, the Adviser will provide investment research and supervision of the


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Fund's investments and conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets. In addition, the Adviser will furnish the Trust with whatever statistical information the Trust may reasonably request with respect to the securities that the Fund may hold or contemplate purchasing.

          Subject to the approval of the Board of Trustees of the Trust and where required, the Trust's shareholders, the Adviser may engage an investment sub-adviser or sub-advisers to provide advisory services in respect of the Fund and may delegate to such investment sub-adviser(s) the responsibilities described in subparagraphs (b) through (f) above. In the event that an investment sub-adviser's engagement has been terminated, the Adviser shall be responsible for furnishing the Fund with the services required to be performed by such investment sub-adviser(s) under the applicable investment sub-advisory agreements or arranging for a successor investment sub-adviser(s) to provide such services on terms and conditions acceptable to the Trust and the Trust's Board of Trustees and subject to the requirements of the 1940 Act.

     3.   BROKERAGE

          In executing transactions for the Fund, selecting brokers or dealers and negotiating any brokerage commission rates, the Adviser will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any portfolio transaction, the Adviser will consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and for transactions executed through the broker or dealer in the aggregate. In selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, the Adviser may consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as the same may from time to time be amended) provided to the Fund and/or other accounts over which the Adviser or an affiliate exercises investment discretion.

     4.   INFORMATION PROVIDED TO THE TRUST

          The Adviser will keep the Trust informed of developments materially affecting the Fund, and will, on its own initiative, furnish the Trust from time to time with whatever information the Adviser believes is appropriate for this purpose.

     5.   STANDARD OF CARE; INDEMNIFICATION

          The Adviser shall exercise its best judgment in rendering the services listed in paragraphs 2, 3 and 4 above.


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The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Adviser against any liability to the Trust or the Fund or to shareholders of the Trust or the Fund to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser's reckless disregard of its obligations and duties under this Agreement ("disabling conduct"). The Fund will indemnify the Adviser against, and hold it harmless from, any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) not resulting from disabling conduct by the Adviser. Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Adviser was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Adviser was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of Trustees of the Fund who are neither "interested persons" of the Fund nor parties to the proceeding ("disinterested non-party Trustees") or (b) an independent legal counsel in a written opinion. The Adviser shall be entitled to advances from the Fund for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under Delaware Law. The Adviser shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the Adviser shall provide security in form and amount acceptable to the Fund for its undertaking; (b) the Fund is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party Trustees, or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Adviser will ultimately be found to be entitled to indemnification.

     6.   LIMITATION OF LIABILITY

          The Trust and the Adviser agree that the obligations of the Trust under this Agreement will not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Fund, as provided in the Trust Instrument. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust, and signed by an authorized officer of the


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Trust, acting as such, and neither the authorization by the Trustees nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the trust property of the Trust as provided in the Trust Instrument. No series of the Trust, including the Fund, will be liable for any claims against any other series.

     7.   COMPENSATION

          (a) The Fund shall pay to the Adviser and the Adviser agrees to accept, as full compensation for all investment advisory services furnished or provided to the Fund pursuant to this Agreement, an investment advisory fee at the annual rate set forth in the Description of Fees attached hereto as APPENDIX A.

          (b) The investment advisory fee shall be accrued daily by the Fund and paid to the Adviser on the fifth business day of the succeeding month.

          (c) The initial fee under this Agreement shall be payable on the fifth business day of the first month following the effective date of this Agreement and shall be prorated as set forth below. If this Agreement is terminated before the end of any month, the fee to the Adviser shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

     8.   EXPENSES

          The Adviser will bear all expenses in connection with the performance of its services under this Agreement, including the fees payable to any investment sub-adviser engaged pursuant to paragraph 2 of this Agreement. The Fund will bear its proportionate share of certain other expenses to be incurred in its operation, including: investment advisory and administration fees; taxes, interest, brokerage fees and commissions, if any; fees of Trustees of the Trust who are not officers, trustees, or employees of the Adviser or any of its affiliates; fees of any pricing service employed to value shares of the Fund; Securities and Exchange Commission fees and state blue sky qualification fees; charges of custodians and transfer and dividend disbursing agents; the Fund's proportionate share of insurance premiums; outside auditing and legal expenses; costs of maintenance of the Fund's existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders' reports and meetings of the shareholders of the Fund and of the


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officers or Board of Trustees of the Trust; and any extraordinary expenses.

          The Fund will be responsible for nonrecurring expenses which may arise, including costs of litigation to which the Fund is a party and of indemnifying officers and Trustees of the Trust with respect to such litigation and other expenses as determined by the Trustees.

     9.   SERVICES TO OTHER COMPANIES OR ACCOUNTS

          The Trust understands that the Adviser now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts and to one or more other investment companies or series of investment companies, and the Trust has no objection to the Adviser so acting, provided that whenever the Fund and one or more other accounts or investment companies or portfolios advised by the Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each entity. The Trust recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Fund. In addition, the Trust understands that the persons employed by the Adviser to assist in the performance of the Adviser's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature, provided that doing so does not adversely affect the ability of the adviser to perform its services under this Agreement.

     10.  TERM OF AGREEMENT

          This Agreement shall continue until December 31, 2000 and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (a) the Board of Trustees of the Trust or (b) a vote of a "majority" (as defined in the 1940 Act) of the Trust's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Trustees who are not "interested persons" (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days' written notice, by the Board of Trustees of the Trust or by vote of holders of a majority of the Fund's outstanding voting securities, or upon 90 days' written notice, by the Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in said Act).


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     11.  REPRESENTATION BY THE TRUST

          The Trust represents that a copy of its Certificate of Trust and Trust Instrument, each dated October 8, 1998, together with all amendments thereto, are on file in the State of Delaware.

          Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

     12.  POWER OF ATTORNEY

          The Trust hereby grants to the Adviser or any authorized person of the Adviser (an "Authorized Person") the authority to act as its attorney-in-fact under power of attorney for purposes of accomplishing on its behalf and on behalf of the Fund any matters which are properly the subject of this Agreement, including (i) to negotiate, execute, enter into and deliver, on behalf of the Fund any and all agreements, consents, authorizations, assignments, revocations, instructions or other instruments which such Authorized Person may think useful for the sale, transfer, withdrawal or pledge of securities, the making of any loans or borrowings of securities, the management of the Fund's assets or generally the accomplishment of any of the purposes enumerated herein or in the Trust's Prospectus and Statement of Additional Information relating to the Fund;
(ii) to sign or give any order or directions in writing to the Fund's Administrator or any other service provider at any time for the purchase, whether from or through the Fund's custodian or otherwise, of any securities or other assets which may be held by the custodian at any time for or on behalf of the Fund, whether in safekeeping, as security or otherwise, and for the collection, deposit, withdrawal, investment or other disposition of all or any of the proceeds thereof and/or of any dividends, interest or other amounts which may be declared and/or paid relative thereto; and (iii) in general, to sign any agreements, make any representations, give any directions or perform any other acts (which the Fund may do through an attorney-in-fact), incidental to or deemed by the Adviser to be necessary or proper in exercising any powers hereby conferred. The Trust intends for this general power of attorney to be construed in the broadest possible manner and for third parties to accept and rely upon this power of attorney granted to the Adviser duly without further written assurances from the Trust.

     13.  MISCELLANEOUS

          The Trust recognizes that directors, officers and employees of the Adviser may from time to time serve as directors, trustees, officers and employees of corporations and business trusts (including other investment companies) and that such other corporations and trusts may include the name "CDC" as


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part of their names, and that the Adviser or its affiliates may enter into advisory or other agreements with such other corporations and trusts. If the Adviser ceases to act as the investment adviser of the Fund's shares, the Trust agrees that, at the Adviser's request, the Trust's license to use the words "CDC" will terminate and that the Trust will take all necessary action to change the name of the Trust and the Fund to names not including the words "CDC."

                                   Very truly yours,

                                   CDC MPT+ FUNDS

                                   By: _______________________

                                        Name: ________________

                                        Title: _______________

Accepted:

CDC INVESTMENT MANAGEMENT CORPORATION

By: _______________________

     Name: ________________

     Title: _______________


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                                                                  APPENDIX A to
                                                  Investment Advisory Agreement

                                 DESCRIPTION OF FEES


          In consideration of the services rendered pursuant to this Agreement, the Aggressive Equity Fund will pay the Adviser a basic annual fee (the "Basic Fee") calculated at an annual rate of 1.50% of the Fund's average daily net assets. This Basic Fee shall be adjusted upward or downward by applying an adjustment formula (the "Performance Adjustment"). The Performance Adjustment is calculated monthly by comparing the Fund's investment performance to the investment record of the S&P 500 Index (the "Index") during the most recent twelve-month period. The difference between the Fund's performance compared to the performance of the Index is multiplied by a Performance Adjustment of 25% (as an annual rate). The Performance Adjustment shall then be added to or subtracted from the Basic Fee. The maximum annualized Performance Adjustment is 1.50% for the Fund.

          The Fund's performance is calculated based on its net asset value per share after expenses but before the advisory fee. For purposes of calculating the Performance Adjustment, any dividends or capital gains distributions paid by the Fund are treated as if those distributions were reinvested by shareholders in Fund shares at the net asset value per share as of the record date for payment. The performance record for the Index is based on the change in value of the Index, and is adjusted for any cash distributions from the companies whose securities comprise the Index.

          The performance period initially used for calculating any Performance Adjustment to the Basic Fee will begin when the Fund's operations commence and will increase by each succeeding month until a total of twelve months has been reached. For example, the first performance period will be one month, the second performance period will be two months, the third performance period will be three months, etc. The Performance Adjustment is calculated once per month (but is accrued daily on an estimated basis using the prior adjustment).


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